Exhibit 99.1

MRMP-Managers LLC

151 Terrapin Point

Vero Beach, Florida 32963

(772) 257-6658

nlsadvisory@gmail.com

March 3, 2025

[Nominee]

[Business Address]

Dear [Nominee]:

This will confirm our understanding as follows:

You agree that you are willing, should we so elect, to become a member of a slate of nominees (the “Slate”) of the undersigned (a “Soliciting Party”), to stand for election as a director of Barnwell Industries, Inc., a Delaware corporation (the “Company”) in connection with a consent solicitation (the “Consent Solicitation”) to be conducted by the undersigned and certain other parties, or appointment or election by other means. You further agree to serve as a director of the Company if so elected or appointed. The undersigned agrees to pay the costs of the Consent Solicitation.

You understand that it may be difficult, if not impossible, to replace a nominee who, such as yourself, has agreed to serve on the Slate and, if elected, as a director of the Company if such nominee later changes his mind and determines not to serve on the Slate or, if elected, as a director of the Company. Accordingly, the undersigned is relying upon your agreement to serve on the Slate and, if elected, as a director of the Company. In that regard, you were previously supplied with a questionnaire (the “Questionnaire”) in which you will provide the undersigned with information necessary for the Soliciting Party to make appropriate disclosure to the Company and to use in creating the consent solicitation materials to be sent to stockholders of the Company and filed with the Securities and Exchange Commission in connection with the Consent Solicitation.

You agree that (i) you have or will promptly complete and sign the Questionnaire (and return a hard copy if so requested), (ii) your responses in the Questionnaire will be true, complete and correct in all respects, and (iii) you will provide any additional information as may be requested by the undersigned. In addition, you agree that, concurrently with your execution of this letter, you will execute and return to the person indicated in the Questionnaire the attached instrument confirming that you consent to being nominated for election as a director of the Company and, if elected, consent to serving as a director of the Company. Upon being notified that we have chosen you, we may forward your consent and your completed Questionnaire (or summary thereof) to the Company, and we may at any time, in our discretion, disclose such information, as well as the existence and contents of this letter.

The undersigned agrees that the undersigned will, defend, indemnify and hold you harmless from and against any and all losses, claims, damages, penalties, judgments, awards, settlements, liabilities, costs, expenses and disbursements (including, without limitation, reasonable attorneys’ fees, costs, expenses and disbursements) incurred by you in the event that you become a party, or are threatened to be made a party, to any civil, criminal, administrative or arbitrative action, suit or proceeding, and any appeal thereof, (i) relating to your role as a nominee for director of the Company on the Slate, or (ii) otherwise arising from or in connection with or relating to the Consent Solicitation. Your right of indemnification hereunder shall continue after the delivery of consents to the Company pursuant to the Consent Solicitation (the “Delivery”) has taken place but only for events that occurred prior to the Delivery and subsequent to the date hereof. Anything to the contrary herein notwithstanding, the undersigned is not indemnifying you for any action taken by you or on your behalf that occurs prior to the date hereof or subsequent to the conclusion of the Consent Solicitation or such earlier time as you are no longer a nominee on the Slate or for any actions taken by you as a director of the Company, if you are elected.

Nothing herein shall be construed to provide you with indemnification (i) if you are found to have engaged in a violation of any provision of state or federal law in connection with the Consent Solicitation, unless you demonstrate that your action was taken in good faith and in a manner you reasonably believed to be in or not opposed to the best interests of electing the Slate; (ii) if you acted in a manner that constitutes gross negligence or willful misconduct; or (iii) if you provided false or misleading information, or omitted material information, in the Questionnaire or otherwise in connection with the Consent Solicitation. You shall promptly notify the undersigned in writing in the event of any third-party claims actually made against you or known by you to be threatened if you intend to seek indemnification hereunder in respect of such claims. In addition, upon your delivery of notice with respect to any such claim, the undersigned shall promptly assume control of the defense of such claim with counsel chosen by the undersigned. The undersigned shall not be responsible for any settlement of any claim against you covered by this indemnity without its prior written consent. However, the undersigned may not enter into any settlement of any such claim without your consent unless such settlement includes (i) no admission of liability or guilt by you and (ii) a release of you from any and all liability in respect of such claim. If you are required to enforce the obligations of the undersigned in this letter in a court of competent jurisdiction, or to recover damages for breach of this letter, the undersigned will pay on your behalf, in advance, any and all expenses (including, without limitation, reasonable attorneys’ fees, costs, expenses and disbursements) actually and reasonably incurred by you in such action, regardless of whether you are ultimately determined to be entitled to such indemnification or advancement of expenses.

Each of us recognizes that should you be elected to the Board of Directors of the Company all of your activities and decisions as a director will be governed by applicable law and subject to your fiduciary duties, as applicable, to the Company and to the stockholders of the Company and, as a result, that there is, and can be, no agreement between you and the undersigned that governs the decisions which you will make as a director of the Company.

This letter sets forth the entire agreement between the undersigned and you as to the subject matter contained herein, and cannot be amended, modified or terminated except by a writing executed by the undersigned and you. This letter shall be governed by the laws of the State of New York, without giving effect to principles of conflicts of law.

Should the foregoing agree with your understanding, please so indicate in the space provided below, whereupon this letter will become a binding agreement between us.

Very truly yours,

MRMP-Managers LLC

By:
Name:	Ned L. Sherwood
Title:	Chief Investment Officer

Agreed to and accepted as of the date first written above:

Name:	[Nominee]